RESULTS OF THE SPECIAL MEETING

A special meeting of the shareholders of the Arizona Tax Free Fund was held on January 22, 2010, for shareholders of record as of November 25, 2009, to vote on the following proposal, the results of which are provided below.

For Arizona Tax Free Fund, to approve an Agreement and Plan of Reorganization for the fund providing for the reorganization of the fund into Tax Free Fund, including the amendment to FAIF’s Amended and Restated Articles of Incorporation necessary to effect the reorganization:

For	Against	Abstain
1,611,844	9,560	25,855

A special meeting of the shareholders of the U.S. Government Mortgage Fund was held on January 21, 2010, for shareholders of record as of November 25, 2009, to vote on the following proposal, the results of which are provided below.

For U.S. Government Mortgage Fund, to approve an Agreement and Plan of Reorganization for the fund providing for the reorganization of the fund into Intermediate Government Bond Fund, including the amendment to FAIF’s Amended and Restated Articles of Incorporation necessary to effect the reorganization:

For	Against	Abstain
7,575,981	8,250	39,884